III. EMPLOYEE TRADING POLICIES

A. CODE OF ETHICS

Policy

This Code of Ethics is designed to comply with Rules 204A-1 and 204-2 under the Investment Advisers Act of 1940 (the “Advisers Act”), Section 206 of the Advisers Act of 1940 and Rule 17j-1 under the Investment Company Act of 1940.  Employees of AC One Asset Management (“AC One”) are in a position of trust with respect to its clients.  This position requires AC One’s employees to act at all times with the utmost integrity. The Code of Ethics is designed to educate AC One’s employees as to their responsibilities, protect the reputation of the firm, and guard against violations of the securities laws.

Background

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, non-public information by investment advisers. Rule 204A-1 requires an adviser to have a code of ethics that sets forth standards of conduct and requires compliance with federal securities laws by all of the adviser’s employees and requires quarterly reporting of all employees’ personal securities transactions. Rule 204-2 imposes record keeping requirements with respect to personal securities transactions of certain persons employed by investment advisers. Section 206 of the Advisers Act makes it unlawful, among other things, for AC One and its employees in connection with the purchase or sale by such person of a security held or to be acquired by AC One for a client:

(1)	To employ any device, scheme or artifice to defraud any client or prospective clients;

(2)
To make any untrue statement of a material fact or omit to state to a client or prospectiveclient a material fact necessary in order to make the statements made, in light of the circumstances in which they are made, not misleading;

(3)	To engage in any transaction, practice or course of business which operates or would operate as a fraud or deceit upon any client or prospective client; or

(4)	To engage in any act, practice, or course of business this is fraudulent, deceptive or manipulative.

AC One recognizes that the personal investment transactions of its employees, which include all officers, demand the application of a high code of ethics.  Consequently, AC One requires that all transactions for employee accounts as defined herein be carried out in a manner that does not endanger the interest of any client or create any apparent or real conflict of interest between the employee and the client. At the same time, AC One believes that if investment goals are similar for clients and AC One employees, it is logical and even desirable that there be a common ownership of some securities.

Conflicts of interest might arise in several ways.  An example would be the purchase or sale of a security in an employee account in a manner that would compete with the China Fund’s own purchase or sale of securities.

Therefore, it is AC One’s policy to permit its employees and their families and accounts they control other than client accounts to own, for investment purposes, securities identical to those held by the China Fund.  While recognizing this right to invest in securities, employees must be cognizant that they are bound, both ethically and legally, to avoid actions that might represent a conflict of interest with the China Fund.

It is the desire of AC One that the Code of Ethics be conscientiously followed and effectively enforced.  The prime responsibility for following it rests with each employee.  While AC One will oversee compliance with the Code of Ethics, a conscientious and professional attitude on the part of each employee will ensure that AC One fulfills the highest ethical standards.

Responsibility

The Chief Compliance Officer (“CCO”) has the responsibility for overall implementation and monitoring of AC One’s procedures and reviewing personal securities transaction reports, although he may delegate various tasks to other persons.

Procedures

AC One has adopted the following procedures to implement AC One’s Code of Ethics.

1. STANDARDS OF BUSINESS CONDUCT

Employees of AC One are in a position of trust with respect to its clients.  This position requires AC One’s employees to act at all times with the utmost integrity. Employees should use reasonable care and exercise independent professional judgment.  Each act in which an employee engages, the employee should consider the reputation of the firm. This includes both legal and ethical issues related to the firm and the clients. All actions are to be of the greatest integrity, openness, honesty and trust.

1)	Compliance with Applicable Federal Securities Laws.

AC One employees shall comply with the applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Advisers Act and the Investment Company Act of 1940, specifically:

•	Require registration of publicly traded securities,
•	Prohibit fraud in connection with the offer and sale of securities, and
•	Prohibit fraud on the securities markets.

Because these laws contain numerous definitions and interpretations, it is extremely important that AC One employees become knowledgeable of any provision that may affect their actions or omissions to act by asking questions of AC One’s CCO or outside counsel before engaging in the offer and sale of any security including any pooled vehicle and follow the rules set forth in this Code of Ethics with respect to the offer and sale of AC One’s services and the management of any client account.

2)	Excessive or Inappropriate Trading

AC One understands that it is appropriate for employees to participate in the public securities markets as part of their overall personal investment programs.   AC One management reviews personal trading to ensure the China Fund’s client’s interest remains paramount.  Accordingly, if personal trading rises to such dimension as to create an environment that is not consistent with the Code of Ethics, such personal transactions may not be approved or may be limited by the CCO.

3)	Outside Business Activities.

An employee shall report to the CCO all outside business activities upon adoption of the Code of Ethics or upon employment on Exhibit 1, Initial Holdings Report, and annually thereafter on Exhibit 2, Annual Holdings Report.  If an employee wishes to accept part-time employment, the following provisions must be observed:

•
The employee must notify the President in writing of his intent to accept another position and obtain the President’s written approval.  This notice should specify the name of the employer, the nature of the job duties and the hours of work.

•
Outside employment must not interfere in any way with the employee’s capability for giving full service to AC One.  Such employment cannot be for clients or a competitor nor should the employee take an ownership position with a competitor.

2. SAFEGUARDING DATA

Employees must safeguard material, non-public information about AC One China Fund client transactions and adhere to AC One’s Privacy Policy.  This includes, but is not limited to adherence to physical and technical security of data.

1)	Employees may not share access codes or passwords with outside consultants or contractors.
2)	Employees must remove client account statements from general office access at the end of each day.
3)	Employees are prohibited from electronically or otherwise transmitting client transactions to unauthorized entities. Authorized entities include, but are not limited to:
a.	Affiliates and their designees;
b.	Brokers or Dealers with a business need; and/or
c.	Vendors with contractual need and who have executed a non-disclosure agreement with AC One.

3. PROCEDURES DESIGNED TO PREVENT AND DETECT INSIDER TRADING

AC One forbids any officer, director or employee from trading, either personally or on behalf of others, including accounts managed by the Firm, on material nonpublic information or communicating material nonpublic information to others in violation of the law.  This conduct is frequently referred to as "insider trading."  The Firm's policy applies to every officer, director and employee and extends to activities within and outside their duties at the Firm.  Any questions regarding the Firm's policy and procedures should be referred to the Chief Compliance Officer (“CCO”).

Definition of Insider Trading

The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or the communication of material nonpublic information to others.  To avoid  conflict with trading programs instigated by the investment  process, AC One too hold on any non-client trades for 15 days, either side of    buy/sale programs and /or word is received confirming completion before that time.  Client comes first.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

1)  Trading by an insider, while in possession of material nonpublic information, or
2)  Trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or
        3)      Communicating material nonpublic information to others.

The concept of "insider" is broad.  It includes officers, directors and employees of a company.  In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes.  A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank-lending officers, and the employees of such organizations.  In addition, the Firm may become a temporary insider of a company it advises or for which it performs other services.   For that to occur the company must expect the Firm to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the Firm will be considered an insider.

Trading on inside information is not a basis for liability unless the information is material.  "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities.  Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Information is nonpublic until it has been effectively communicated to the market place.  One must be able to point to some fact to show that the information is generally public.  For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers.  A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation.

Penalties include:

(a)           Civil injunctions;

(b)           Treble damages;

(c)           Disgorgement of profits;

(d)           Jail sentences;

(e)	Fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

(f)	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

Contacts with Public Companies

For the Firm, contacts with public companies represent an important part of our research efforts.  The Firm may make investment decisions on the basis of the Firm’s conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a Firm employee becomes aware of material, nonpublic information.  This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst or an investor relations representative makes a selective disclosure of adverse news to a handful of investors.  In such situations, the Firm must make a judgment as to its further conduct.  To protect yourself, your clients and the Firm, you should contact the CCO immediately if you believe that you may have received material, nonpublic information.

Procedures to Implement the Firm’s Prohibition Against Insider Trading

Every time an employee communicates with an official of a public company, the employee should be sure to identify himself as being associated with an investment advisory firm.

The role of AC One’s CCO is critical to the implementation and maintenance of the Firm's policy and procedures against insider trading.  The Firm's Supervisory Procedures can be divided into two classifications - prevention of insider trading and detection of insider trading.

To prevent insider trading, AC One will:

1.	Provide, on a regular basis, an educational program to familiarize officers, directors and employees with the Firm's policy and procedures, and

•	Answer questions regarding the firm’s prohibition against insider trading;

2.	Resolve issues of whether information received by Firm employees is material and nonpublic and determine what action, if any, should be taken;

•	Review on a regular basis and update as necessary the Firm’s policy and procedures concerning insider trading; and

•	When it has been determined that an officer, director or employee of the Firm has material nonpublic information,

o	Implement measures to prevent dissemination of such information, and
o	If necessary, restrict officers, directors and employees from trading the securities.

To detect insider trading, the CCO will:

1.	Review the trading activity reports filed by each officer, director and employee, and

2.	Review the trading activity of accounts managed by the Firm.

3.	Promptly investigate all reports of any possible violations of the Firm’s Policy Statement on Insider Trading.

4.	Receive from each officer, director and employee notification of all direct communication with research contact for specific company bought and/or sold.

Special Reports to counsel

Promptly upon learning of a potential violation of the Firm’s prohibition on insider trading, a written report should be sent to the Firm’s outside counsel providing full details, which may include:

(1)	the name of particular securities involved, if any;
(2)	The date the potential violation was discovered and when the investigation began.

(3)	The accounts and individuals involved;
(4)	Actions taken as a result of the investigation, if any; and
(5)
Recommendations for further action.  If an employee has any questions about whether information is “material” or “non-public,” or if an employee is aware of circumstances that might suggest that there has been misuse of inside information, it is important to advise the CCO at once.

(6)	In addition, any violation of the prohibition on insider trading can be expected to result in serious sanctions by the Firm, including dismissal of the persons involved.

4. EMPLOYEE TRADING AND REPORTING

01.	Definitions

1st.	The term “Employee” refers to AC One’s employees and (in this section) includes Directors who attend AC One’s Investment Committee meetings.

2nd.	Employee Accounts
An Employee Account refers to an account in the name, or for the benefit, of any of the following persons:

a)	The employee;
b)	The employee's spouse;
c)	The employee's minor child or children;
d)	Any other relative of the employee or the employee's spouse sharing the same home as the employee;
e)
Any other person whose account is managed, controlled or influenced by or through the employee, or to whom the employee gives advice with regard to the acquisition or disposition of securities other than a AC One client.  Examples of such accounts are accounts where the employee is acting as trustee, executor, pledgee, agent or in any similar capacity;

f)
Any other account in which the employee has a beneficial ownership interest except accounts over which the employee has no direct or indirect influence or control.  Such beneficial interest may arise where an employee has a beneficial interest in securities under a trust, will, partnership or other arrangement, or through a closely held corporation;

g)	Any other account for which the Employee has discretionary authority to trade except a client account.

02.	Prohibited Transactions

1.
Employee Accounts are prohibited from purchasing or selling any Security under consideration by AC One for the China Fund until all China Fund transactions contemplated in the security have been completed, or 15 days whichever comes first.

2.	Employee Accounts are prohibited from purchasing any new issue except if:
a.	The issuer of the IPO employs either the spouse or other household member of the Employee.
b.
The IPO is the result of the de-mutualization of an insurance or financial services company for which the Employee, spouse or household member is eligible to acquire shares due to an insurance policy, deposit or financial interest held with the issuer.

3.
Employee accounts are prohibited from purchasing any private placement unless the CCO has approved the purchase and the Employee Account submits a written justification for the transaction that the CCO approves.

03.	Exemptions from Prohibited Transactions

1.	Securities which the Employee Account or Client Account has no influence or control, including:

(a)	Purchases or sales effected in any account over which the Employee has no direct or indirect influence or control;

(b)	purchases or sales which are non-volitional on the part of either the Employee Account or the client account;

(c)	Purchases which are part of an automatic dividend reinvestment plan or direct stock plan (pending pre-clearance of the original purchase); and

(d)
Securities acquired by the exercise of rights issued pro rata by an issuer to all holders of a class of its securities (to the extent such rights were acquired from such issuer), and sales of such rights so acquired.

2.
Securities which are direct obligations of the U.S. government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments and registered open-end investment companies.

04.	Other Prohibitions

1.	Employees are prohibited from disclosing securities activities being engaged or contemplated by AC One for the China Fund to anyone outside AC One, except broker-dealers and custodians.

2.	Employees may not accept a gift, including entertainment, payment of travel expenses or free attendance at conference and seminars in excess of $250.

3.	Employees may not serve on the Board of Directors of any publicly traded company without prior written authorization of the CCO.

05.	Disclosure of Holdings

Holdings in direct obligations of the U.S. government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments and registered open-end investment companies do not need to be disclosed in the following holdings reports. Employees do not need to report transactions effected in any account over which the Employee has no direct or indirect influence or control.

1.     Disclosure of Personal Holdings at Investment Committee Meetings
If an Employee Account of a person attending an Investment Committee meeting or if a member of the Investment Committee holds a security being considered for purchase or sale by client accounts, or a security economically related thereto other than any shares of, or options on, an exchange-traded index fund, such person shall disclose to the Investment Committee his holdings of the security at the first occasion upon which the employee becomes aware that AC One is considering the security for the Focus List.

A.        Initial Holdings Reports. No later than 10 days after the person becomes an employee (an “Access Person”) (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person):

1.        The title, number of shares and principal amount of each security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

2.        The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

3.        The date that the report is submitted by the Access Person.

B.        Quarterly Transaction Reports. No later than 30 days after the end of a calendar quarter, the following information:

1.        With respect to any transaction during the quarter in any security in which the Access Person had any direct or indirect beneficial ownership:

2.        The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security involved;

3.        The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

4.        The price of the security at which the transaction was effected;

5.        The name of the broker, dealer or bank with or through which the transaction was effected; and

6.        The date that the report is submitted by the Access Person.

C.        With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

1.        The name of the broker, dealer or bank with whom the Access Person established the account;

2.        The date the account was established; and

3.        The date that the report is submitted by the Access Person.

See Exhibit 3 for a copy of this report. Employees shall report the transactions and any new securities accounts for all Employee Accounts except those accounts over which the Employee does not exercise any influence or control.

D.        Annual Holdings Reports. Annually, the following information (which information must be current as of a date no more than 45 days before the report is submitted):

1.        The title, number of shares and principal amount of each security in which the Access Person had any direct or indirect beneficial ownership;

2.        The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

3.        The date that the report is submitted by the Access Person.

See Exhibit 2 for a copy of this report.

Investment Personnel of a Fund or its investment adviser must obtain written approval from the Fund or the Fund’s investment adviser before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering.

06.	Conflicts of Interest

Every employee shall notify the CCO of any personal conflict of interest relationship that may involve a client account, such as the existence of any economic relationship between their transactions and securities held or to be acquired by any client account.  Such notification shall occur in the pre-clearance process.

07.	Review of reports

The CCO or his designee shall be responsible for reviewing Initial Holdings Reports, Annual Holdings Reports, Initial Certification of Compliance forms, Annual Certification of Compliance forms, Personal Securities Transaction and Securities Account Quarterly Reports and any other documents deemed necessary to assure compliance with this Code of Ethics.  The CCO or his designee shall review these documents on a prompt basis.

5.  INITIAL AND ANNUAL CERTIFICATION OF COMPLIANCE WITH CODE OF ETHICS

Initial and annual Certification of Compliance

Upon adoption of this Code of Ethics by AC One, each Employee shall certify that: (a) s/he has received this Code of Ethics: (b) s/he has read and understands this Code of Ethics and recognizes s/he is subject thereto; (c) s/he has reported all personal securities transactions required to be reported pursuant to the requirements of the Code of Ethics; (d) s/he has reported the names of each broker, dealer and/or bank where any Employee Account has a securities account; and (e) other than as disclosed on the initial certification, s/he has no knowledge of the existence of any personal conflict of interest which may involve client accounts, such as any economic relationship between his/her transactions and securities held or to be acquired by Client Accounts.  The initial and annual certification forms are included as Exhibit 4 and 5 hereto.

6.  REPORTING OF CODE VIOLATIONS

Any Employee who becomes aware of any apparent violation of the Code of Ethics shall promptly report such apparent violation to the CCO.

7. SANCTIONS

01.	Nature of Sanctions

Upon discovering a violation of this Code, the CCO may impose such sanctions as he deems appropriate, including:

•	formal warning;
•	restriction of trading privileges;
•	disgorgement of trading profits;
•	fines; AND/OR
•	suspension or termination of employment.

02.	Sanction Factors

The factors that may be considered when determining the appropriate sanctions include, but are not limited to:

•  the harm to a client’s interest;
•  the extent of unjust enrichment;
•  the frequency of occurrence;
•  the degree to which there is personal benefit from unique knowledge obtained through employment with AC One; the degree of perception of a conflict of interest;
•  evidence of fraud, violation of law, or reckless disregard of a regulatory requirement; and/or
•  the level of accurate, honest and timely cooperation from the person subject to the Code.

8. EMPLOYEE EDUCATION

01.	Initial Education Sessions.

Prior to or shortly after the adoption of the Code of Ethics, the CCO shall hold one or more meetings for all AC One employees to review the Code of Ethics and answer employee questions.

02.	Ongoing Education Meetings.

At once each year, the CCO shall hold one or more meetings for all AC One employees to review the Code of Ethics and answer questions.

03.	New Employee Education.

The CCO or his designee shall review the contents of the Code of Ethics with each new employee.

9. RETENTION OF RECORDS

AC One shall maintain the following records:

•	a copy of any Code of Ethics in effect within the most recent five years;

•	a list of all persons required to make reports hereunder within the most recent five years and a list of all persons who were responsible for reviewing the reports, as shall be updated by the CCO;

•	a copy of each report and certification made by an Employee and submitted to the CCO or his designee for a period of five years from the end of the fiscal year in which it was made;

•	each memorandum made by the CCO hereunder, for a period of five years from the end of the fiscal year in which it was made;

•	a record of any violation hereof and any action taken as a result of such violation, for a period of five years following the end of the fiscal year in which the violation occurred;

•	a copy of every report provided to AC One’s Board of Directors by the CCO that describes any issues arising under the Code of Ethics;

•	a copy of the annual report to the Board of Trustees of MPS be retained for the most recent five years (see item 10 below); and

•	a record of any decisions related to investments in IPOs or Limited Offerings be retained for the most recent five years.

10. REPORTING

   On an annual basis, AC ONE’s Chief Compliance Officer shall:

•
prepare a written report describing any issues arising under the Code of Ethics, including information about any material violations of the Code of Ethics or its underlying procedures and any sanctions imposed due to such violations and submit the information to the Chief Compliance Officer of Managed Portfolio Series for review by the Board of Trustees.

•	certify to the Board of Trustees of Managed Portfolio Series that AC ONE has adopted procedures reasonably necessary to prevent its employees from violating the Code of Ethics.
FORMS

EXHIBIT 1

AC One Asset Management

CODE OF ETHICS INITIAL HOLDINGS REPORT

To the Chief Compliance Officer of AC One Asset Management:

1.	I agree that the terms used in this Report shall have the same meaning as they do in the Code of Ethics dated ________, 2005.

2.
As of the date below, the following are the names of each broker, dealer and/or bank where I have a securities account (you may attach a list  or copy of account statement instead of completing the information on this form):

Title of Account                                           Broker/Dealer or Bank                                           Relationship to Employee

3.	As of the date below, the list below includes all securities which I hold (you may attach a list or copy of account statement instead of completing the information on this form):

Name of Security                                                      #Shares                                           Name of Account Holder

4.	The following is a list of all business activities in which I am engaged other than as an employee of AC One.

Name of Business                                                      My Role

Date: __________

Signature: ___________________________________

Print Name: __________________________________

EXHIBIT 2

AC One Asset Management

CODE OF ETHICS ANNUAL HOLDINGS REPORT

To the Chief Compliance Officer of AC One Asset Management:

1.	I agree that the terms used in this Report shall have the same meaning as they do in the Code of Ethics dated ________, 2005.

2.
As of the date below, the following are the names of each broker, dealer and/or bank where I, or my Employee Accounts have a securities account (you may attach a list  or copy of account statement instead of completing the information on this form):

Title of Account                                                                                     Broker/Dealer or Bank                                           Relationship to Employee

3.
As of the date below, the list below includes all securities which I, or my Employee Accounts hold (you may attach a list  or copy of account statement instead of completing the information on this form):

Name of Security                                                      #Shares                                  Name of Account Holder

4.	The following is a list of all business activities in which I am engaged other than as an employee of AC One.

Name of Business                                                      My Role

Date: ______________________________________

Signature: ___________________________________

Print Name: __________________________________

EXHIBIT 3

AC ONE ASSET MANAGEMENT

QUARTERLY PERSONAL SECURITIES TRADING REPORT

Report for the quarter ending: __________

Date: _____________
Employee Name:____________________

❑	I have done no personal securities trading during the months of _________ through_________, and did not establish any brokerage accounts during the quarter.

❑
I have done personal securities trading during the months of__________through__________ .  I have completed the summary below, or attached a similar report, i.e. custodian statement or GIM transaction report detailing all transactions in my brokerage accounts

BUY
Trade Date	# Shares	Issue/ Ticker	Price	Broker

SELL
Date	# Shares	Issue	Price	Broker

❑	I have established the following brokerage accounts during the months of___________through __________.

Title of Account	Broker/Dealer or Bank	Account Relationship to Employee

Except as noted on the reverse side of this report, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship that may involve a client account such as the existence of any economic relationship between my transactions and securities held or to be acquired by AC One’s clients.

I hereby certify that this report reflects all personal securities transactions and all new securities accounts established at a broker, dealer or bank during the above-referenced quarter for me and all of my Employee Accounts.

Signature: ___________________________________                                                                                           Date:

Reminder:

"Employee Account" refers to an account for any of the following persons:

a)	The employee;
b)	The employee's spouse;
c)	The employee's minor child or children;
d)	Any other relative of the employee or the employee's spouse sharing the same home as the employee;
e)
Any other person whose account is managed, controlled or influenced by or through the employee, or to whom the employee gives advice with regard to the acquisition or disposition of securities other than the AC One China Fund.  Examples of such accounts are accounts where the employee is acting as trustee, executor, pledgee, agent or in any similar capacity;

f)
Any other account in which the employee has a beneficial ownership interest except accounts over which the employee has no direct or indirect influence or control.  Such beneficial interest may arise where an employee has a beneficial interest in securities under a trust, will, partnership or other arrangement, or through a closely held corporation;

h)	any other account for which the Employee has discretionary authority to trade except the AC One China Fund;

EXHIBIT 4

AC ONE ASSET MANAGEMENT

INITIAL CERTIFICATION OF RECEIPT OF CODE OF ETHICS AND COMPLIANCE

To the Chief Compliance Officer of AC One Asset Management:

1.
I have received, read and understand the Code of Ethics dated _____________, 2004 for AC One Asset Management, (the “Code”) and recognize that I am subject thereto as an employee of AC One Asset Management, (“AC One”).

2.	I hereby certify that as of the date of this report, I have reported to AC One all securities transactions each quarter.

3.
Except as noted below, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship that may involve client accounts, such as any economic relationship between my transactions and securities held or to be acquired by client accounts.

Date: __________

Signature: ___________________________________

Print Name: __________________________________

EXHIBIT 5

AC ONE ASSET MANAGEMENT

ANNUAL CERTIFICATION OF RECEIPT OF CODE OF ETHICS AND COMPLIANCE

To the Chief Compliance Officer of AC One Management:

1.
I have received, read and understand the Code of Ethics dated ___________, 20__ for AC One Asset Management, (the “Code”) and recognize that I am subject thereto as an employee of AC One Asset Management, (“AC One”).

2.	I hereby certify that, during the year ended December 31, , I have complied with the requirements of the Code.

3.	I hereby certify that, during the year ended December 31, , I have reported to AC One all securities transactions required to be reported pursuant to the Code.

4.	Except as noted below, I hereby certify that, during the year ended December 31, , I have reported to AC One the names of each broker, dealer and/or bank required to be reported pursuant to the Code.

5.
Except as noted below, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship that may involve client accounts, such as any economic relationship between my transactions and securities held or to be acquired by client accounts.

Date:

Signature: ___________________________________

Print Name: _________________________________